UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
   THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 001-32724


                        GLOBAL ENTERTAINMENT CORPORATION
             (Exact name of registrant as specified in its charter)

                              1600 N. Desert Drive
                                    Suite 301
                                 Tempe, AZ 85281
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $0.001 par value
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)             [ ]
               Rule 12g-4(a)(2)             [X]
               Rule 12h-3(b)(1)(i)          [ ]
               Rule 12h-3(b)(1)(ii)         [X]
               Rule 15d-6                   [ ]

Approximate number of holders of record as of the certification or notice date: 297


Pursuant to the requirements of the Securities Exchange Act of 1934 Global Digital Solutions, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: August 11, 2011                  By: /s/ Richard Kozuback
                                           -------------------------------------
                                           Richard Kozuback
                                           President and Chief Executive Officer